Exhibit 10.12

MASTER SERVICE AGREEMENT

This Master Service Agreement (this “Agreement”) is entered into as of [DATE] by and between:

(1) [Customer], a corporation organized under the laws of [Jurisdiction], with its principal place of business at [Address] (“Party A” or the “Customer”); and

(2) GOODVISION INC., a corporation organized under the laws of the State of California, with its principal place of business at [Address] (“Party B” or the “Service Provider” or “GoodVision”).

Party A and Party B are each individually a “Party” and collectively, the “Parties.”

ARTICLE 1 DEFINITIONS

In this Agreement, unless the context requires otherwise:

“GoodVision Service” means the LLM and Cloud–related services and solutions, including access to AI capabilities, technical support, implementation assistance, operational support, and related consulting services

“Subcontracted Provider” means any third party engaged by GoodVision, in GoodVision’s sole discretion, as a subcontractor to provide underlying compute or model-inference resources used by GoodVision in delivering the GoodVision Service. The Customer has no direct contractual relationship with any Subcontracted Provider.

“Service Level Agreement” means the service-level commitments set forth in Annex of this Agreement, which are commitments made by GoodVision to the Customer.

“Service Month” means a calendar month within the term of this Agreement. For partial months at the beginning or end of the term, the Service Month is the portion of the calendar month within the term.

ARTICLE 2 SCOPE OF SERVICES

2.1 Description of the Service

GoodVision shall provide the Customer with the GoodVision Service, defined above. GoodVision may update, modify, or enhance the Service in its discretion to maintain and improve performance and functionality.

2.2 Technical Consultation

GoodVision shall provide ongoing technical consultation to the Customer in connection with the GoodVision Service, including periodic discussions of the Customer’s AI workload requirements, model selection guidance, prompt-engineering and integration best practices, review of the Customer’s solution architecture, and recommendations for service enhancements. Technical consultation is integrated with, and is not separately priced from, the other components of the GoodVision Service.

2.3 Service Optimization Advisory

GoodVision shall provide advisory guidance, as part of the integrated GoodVision Service, to assist the Customer in optimizing the use and economics of its AI workloads, including:

(a) cost-efficiency and consumption-management guidance (model-class selection, caching, request batching, prompt optimization);

(b) latency, throughput, and resiliency best-practice recommendations;

(c) content-safety, abuse-prevention, and responsible-AI posture reviews and non-binding improvement recommendations.

All advisory guidance is provided on a commercially reasonable efforts basis and does not constitute a guarantee of specific cost, performance, or operational outcomes.

2.4 Enterprise Support

2.4.1 Support Channels

GoodVision shall provide enterprise-level technical support to the Customer through the following channels, available 24 hours per day, 7 days per week:

(a) email: support@goodvision.tech

(b) instant-messaging support group ;

2.4.2 Severity-Based Response Times

GoodVision shall respond to support cases in accordance with the following severity classification and target initial response times:

Incident Level	Description	Response time
3	General issues	<8 hours
2	Minor System degradation	<4hours
1	Production system impaired	<30 minutes
0	Business critical	<15 minutes

2.4.3 Dedicated Technical Account Manager

GoodVision shall assign to the Customer a Dedicated Technical Account Manager (the “TAM”), who shall serve as the Customer’s named point of contact for service relationship matters, including consultative review and guidance on Service usage, model selection, integration, infrastructure considerations, and optimization opportunities. The TAM shall conduct periodic service reviews with the Customer, identify risks within the Customer’s GoodVision Service usage, and provide inspection-report interpretations and governance recommendations. Provision of the TAM is integrated with, and not separately priced from, the GoodVision Service.

2.5 Continuous Delivery and Consumption

The Parties acknowledge and agree that the GoodVision Service is provided on a continuous basis throughout the term of this Agreement and that the Customer simultaneously receives and consumes the benefits of the GoodVision Service as the GoodVision Service is performed.

2.6 Customer Access

The Customer shall access the Goodvision Services through Access Keys issued by GoodVision.

2.7 Customer Permitted Use

The Customer shall use the GoodVision Service solely for its internal business purposes and shall not (a) resell or sublicense the GoodVision Service to any third party except as expressly permitted in writing by GoodVision; (b) use the GoodVision Service in violation of applicable law or any acceptable-use policy published by GoodVision; or (c) attempt to reverse-engineer, decompile, or otherwise derive the source code or proprietary algorithm.

ARTICLE 3 PAYMENT

3.1 Currency

All amounts payable under this Agreement shall be denominated and payable in U.S. Dollars (USD).

3.2 Invoicing and Payment

GoodVision shall issue invoices monthly in arrears based on Usage Data for the preceding Service Month. Each invoice shall be due and payable by the Customer within fifteen (15) days after issuance, by wire transfer in immediately available funds to the account designated by GoodVision in writing. Late payments shall accrue interest at the rate of one percent (1%) per month or the maximum rate permitted by applicable law, whichever is lower.

3.3 Taxes

All amounts payable to GoodVision under this Agreement are exclusive of any value-added tax, goods and services tax, sales tax, withholding tax, or other tax of any kind imposed by any taxing authority on or in respect of the GoodVision Service. The Customer shall be responsible for, and shall pay or reimburse GoodVision for, all such taxes (other than taxes on GoodVision’s net income). If applicable law requires the Customer to withhold any amount from payments due to GoodVision, the Customer shall gross up the payment such that GoodVision receives the full amount it would have received absent such withholding.

3.4 Vendor Entitled to Full Consideration; Vendor Bears Costs

GoodVision is entitled to the full consideration payable under this Agreement and the applicable Annex for the GoodVision Service, and GoodVision bears responsibility for all costs incurred in delivering the GoodVision Service, including amounts payable by GoodVision to Subcontracted Providers, infrastructure costs, personnel costs, and any other cost of supply. The amounts payable by the Customer constitute the price of the GoodVision Service provided by GoodVision as principal and do not represent a pass-through of any third-party charge, a commission, a markup, or a reimbursement of GoodVision’s costs.

ARTICLE 4 RIGHTS AND OBLIGATIONS

4.1 GoodVision Obligations

GoodVision shall:

(a) provide the Service in accordance with this Agreement and the Service Level Agreement;

(b) maintain the service with commercially reasonable security and operational practices;

(c) provide the Customer with support, dedicated TAM, and documentation described in this Agreement;

(d) timely investigate and respond to all support requests; and

4.2 Customer Obligations

The Customer shall:

(a) use the GoodVision Service in compliance with applicable law and GoodVision’s acceptable-use policy;

(b) safeguard the access keys and notify GoodVision promptly of any actual or suspected unauthorized use;

(c) be responsible for the lawfulness of the inputs the Customer transmits to the GoodVision Service and the use the Customer makes of the outputs;

(d) timely pay all undisputed amounts due under invoices; and

(e) cooperate with GoodVision in good faith on operational matters.

4.3 Service Warranty

GoodVision warrants that (a) it will perform the GoodVision Service with reasonable skill and care; (b) the GoodVision Service will materially conform to the description set forth in Article 2 and the Service Level Agreement; and (c) GoodVision has the right to grant the Customer the access to the GoodVision Service contemplated by this Agreement. GoodVision does not guarantee any specific business, financial, or operational outcomes as a result of the GoodVision Service. The remedies set forth in Section 3 of the Annex (Customer Remedies for Service Level Failures), together with the limitation of liability in Article 5, are the Customer’s sole and exclusive remedies for breach of this warranty, and all other warranties, whether express or implied, are disclaimed to the maximum extent permitted by applicable law.

ARTICLE 5 LIABILITY AND INDEMNITY

5.1 Limitation of Liability

Except for damages arising from gross negligence or willful misconduct, in respect of indemnification obligations in Section 5.3, breaches of confidentiality (Article 8), or payment obligations, neither Party shall be liable for any indirect, incidental, special, consequential, exemplary, or punitive damages, including loss of profits, loss of revenue, loss of business opportunity, or loss of data, even if advised of the possibility of such damages. In no event shall either Party’s aggregate liability arising out of or in connection with this Agreement exceed the total fees actually paid by the Customer to GoodVision under this Agreement during the twelve (12) months preceding the event giving rise to the claim.

5.2 Mutual Indemnification

Each Party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party from and against any third-party claim arising out of (a) the Indemnifying Party’s breach of this Agreement; (b) the Indemnifying Party’s gross negligence or willful misconduct; or (c) in the case of the Customer as Indemnifying Party, the Customer’s inputs to the GoodVision Service or use of the outputs in violation of applicable law or third-party rights.

5.3 GoodVision Responsibility for Subcontractors

GoodVision shall be responsible to the Customer for the acts and omissions of each Subcontracted Provider in connection with the GoodVision Service to the same extent as if such acts and omissions had been those of GoodVision itself. The Customer shall have no obligation to pursue any claim, and shall not have any direct cause of action, against any Subcontracted Provider in respect of the GoodVision Service.

ARTICLE 6 INTELLECTUAL PROPERTY AND DATA

6.1 Customer Data

As between the Parties, the Customer retains all right, title, and interest in and to the inputs the Customer transmits to the GoodVision Service and the outputs returned to the Customer (collectively, the “Customer Data”). The Customer grants GoodVision a limited, non-exclusive, royalty-free license to process Customer Data solely as necessary to deliver the GoodVision Service.

6.2 GoodVision Service IP

As between the Parties, all intellectual property, methodologies, tools, processes, software, models (other than third-party models owned by Subcontracted Providers), algorithms, know-how, and other technology used or developed by GoodVision in connection with the GoodVision Service remain the exclusive property of GoodVision. No ownership rights in the foregoing are transferred to the Customer under this Agreement.

6.3 Privacy and Data Protection

Each Party shall comply with applicable data-protection laws in the performance of this Agreement. The Parties shall enter into a separate data-processing addendum if required by applicable law.

ARTICLE 7 FORCE MAJEURE

Neither Party shall be liable for any failure or delay in performance (other than payment obligations) to the extent caused by circumstances beyond such Party’s reasonable control, including acts of God, war, terrorism, civil unrest, government action, pandemic, or failure of public utilities or telecommunications networks (each, a “Force Majeure Event”). The affected Party shall promptly notify the other Party of the Force Majeure Event and use commercially reasonable efforts to resume performance. If a Force Majeure Event continues for more than sixty (60) consecutive days, either Party may terminate this Agreement on written notice. For the avoidance of doubt, unavailability of, or commercial change of terms by, a single Subcontracted Provider does not constitute a Force Majeure Event for GoodVision; GoodVision’s substitution obligation under Annex 6 continues to apply.

ARTICLE 8 CONFIDENTIALITY

8.1 Definition

“Confidential Information” means any non-public information disclosed by one Party to the other in connection with this Agreement, whether disclosed in writing, orally, or by any other means, that is identified as confidential or that should reasonably be understood to be confidential given the nature of the information and the circumstances of disclosure, including without limitation pricing, technical specifications, Customer Data, GoodVision Platform architecture, and business plans.

8.2 Obligations

The receiving Party shall (a) use Confidential Information solely for the purpose of performing this Agreement; (b) protect Confidential Information with the same degree of care it uses to protect its own confidential information of like importance, but in no event less than reasonable care; and (c) not disclose Confidential Information to any third party without the prior written consent of the disclosing Party, except to its employees, contractors, professional advisers, and (in GoodVision’s case) Subcontracted Providers who have a need to know and who are bound by confidentiality obligations no less protective than those set forth herein.

8.3 Exceptions

Confidential Information shall not include information that (a) is or becomes publicly available without breach of this Agreement; (b) was rightfully known to the receiving Party without restriction before receipt from the disclosing Party; (c) is rightfully obtained by the receiving Party from a third party without restriction; or (d) is independently developed without use of or reference to the disclosing Party’s Confidential Information.

8.4 Survival

The obligations in this Article 8 shall survive termination of this Agreement for a period of three (3) years.

ARTICLE 9 TERM AND TERMINATION

9.1 Term

This Agreement shall commence on the Effective Date and shall continue in effect for an initial term of twelve (12) months (the “Initial Term”), unless earlier terminated in accordance with this Agreement. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive twelve-month periods (each, a “Renewal Term”) unless either Party gives written notice of non-renewal at least thirty (30) days before the end of the then-current Initial Term or Renewal Term.

9.2 Termination for Convenience

Either Party may terminate this Agreement upon thirty (30) days’ prior written notice; provided that the Customer remains obligated to pay all fees due for Service rendered through the effective date of termination.

9.3 Termination for Material Breach

Either Party may terminate this Agreement on written notice if the other Party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice describing the breach in reasonable detail (or, in the case of a payment breach, within fifteen (15) days).

9.4 Termination for Insolvency

Either Party may terminate this Agreement immediately on written notice if the other Party (a) becomes insolvent or unable to pay its debts as they become due; (b) makes a general assignment for the benefit of creditors; or (c) becomes the subject of a voluntary or involuntary bankruptcy, receivership, or liquidation proceeding that is not dismissed within sixty (60) days.

9.5 Effect of Termination

Upon termination of this Agreement: (a) GoodVision shall cease providing the GoodVision Service; (b) the Customer shall pay all amounts accrued and unpaid through the effective date of termination; (c) each Party shall return or destroy the other Party’s Confidential Information, except as required by law; and (d) the provisions that by their nature are intended to survive (including Articles 5, 6, 8, this Section 9.5, and Article 10) shall survive.

ARTICLE 10 GENERAL PROVISIONS

10.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict-of-laws rules.

10.2 Dispute Resolution

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect. The seat of arbitration shall be San Francisco, California. The number of arbitrators shall be three (or, if the Parties so agree at the time of the dispute, one). The language of the arbitration shall be English. Judgment on the award rendered may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, either Party may seek interim or injunctive relief in any court of competent jurisdiction in respect of breaches of confidentiality or intellectual property rights.

10.3 Notices

All notices under this Agreement shall be in writing and shall be delivered by hand, by internationally recognized courier, or by email with confirmation of receipt, to the addresses set forth on the signature page or such other address as the receiving Party may designate by written notice.

10.4 Assignment

Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement to an affiliate or to a successor in connection with a merger, consolidation, or sale of all or substantially all of its assets, in each case on prior written notice. Any purported assignment in violation of this Section is void.

10.5 Entire Agreement

This Agreement, together with its Annexes, constitutes the entire agreement between the Parties regarding its subject matter and supersedes all prior or contemporaneous agreements, understandings, and communications, whether oral or written.

10.6 Amendment

This Agreement may be amended only by a written instrument signed by authorized representatives of both Parties. For the avoidance of doubt, no change in the published list price, official rate card, or commercial terms of any Subcontracted Provider shall constitute an amendment of this Agreement or otherwise affect the prices, fees, or other terms applicable as between GoodVision and the Customer.

10.7 Counterparts; Electronic Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered electronically shall have the same effect as original signatures.

10.8 Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect, and the Parties shall negotiate in good faith to replace the invalid provision with a valid one of similar economic effect.

10.9 No Waiver

No failure or delay by a Party in exercising any right under this Agreement shall operate as a waiver thereof.

SIGNATURES

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PARTY A

[Customer]

By:
Name:
Title:
Date:

PARTY B

Goodvision Inc.

By:
Name:
Title:
Date:

ANNEX: Service Level Agreement

This Annex sets forth the service-level commitments made by GoodVision to the Customer in respect of the GoodVision Service. The commitments in this Annex are commitments of GoodVision and are independent of any service level provided (or not provided) by any Subcontracted Provider to GoodVision.

1. Terms and Definitions

1.1 Product Scope

All cloud-based AI inference services purchased by the Customer from GoodVision are within the scope of this Annex. Each service component will be considered together (not separately) for purposes of measuring overall GoodVision Service availability and degradation, consistent with the integrated nature of the GoodVision Service. The Customer has no contractual rights or claims against any Subcontracted Provider used by GoodVision in delivering the GoodVision Service. All service-level commitments, remedies, and obligations are provided exclusively by GoodVision under this Agreement.

1.2 Service Month

As defined in Section 1 of the Agreement. Service availability and degradation will be calculated separately for each Service Month.

1.3 Total Minutes within a Service Month

The total minutes in a Service Month equals the number of days in the month multiplied by 24 hours and 60 minutes (or the equivalent for partial months).

1.4 Service Downtime

The GoodVision Service is considered “down” for any minute during which the API fails to respond to validly authenticated API requests with a successful HTTP response, sustained over a measurement window of not less than five (5) consecutive minutes.

1.5 Service Degradation

If, due to causes within GoodVision’s reasonable control, the availability or performance of the GoodVision Service is materially less than the levels committed in Section 2 below, the GoodVision Service is considered “degraded.”

2. Service Availability

2.1 Calculation

Service Availability is measured per Service Month as: (Total Minutes in Service Month – Excluded Minutes − Service Downtime Minutes) ÷ (Total Minutes in Service Month − Excluded Minutes), expressed as a percentage.

2.2 Service Availability Standard

Service Availability shall not be less than the following monthly Availability Targets, measured separately for each service tier:

Service Tier	Monthly Availability Target	Termination Trigger
Standard	99.5%	Below 95.0% in any month, or below 99.5% for 3 consecutive months
Premium	99.9%	Below 99.0% in any month, or below 99.9% for 2 consecutive months

Failure to meet the applicable Availability Target gives rise to the Customer remedies set forth in Section 3 below. Availability is measured separately for each service tier, and a failure on one tier does not, by itself, constitute a failure on any other tier.

2.3 Service Degradation Standard

Service Degradation shall not exceed 0.1% of the Customer’s total purchased capacity for the GoodVision Service on any day. Material breach of this standard, sustained over multiple Service Months, may give rise to the Customer remedies set forth in Section 3 below.

3. Customer Remedies for Service Level Failures

3.1 Notification and Remediation

If the GoodVision Service fails to meet the Availability Target or the Service Degradation Standard in any Service Month, the Customer shall provide written notice to GoodVision describing the failure in reasonable detail. Upon receipt of such notice, GoodVision shall use commercially reasonable efforts to investigate and remediate the failure on a forward-looking basis.

3.2 Termination Right for Sustained Breach

If the GoodVision Service fails to meet the applicable Availability Target as set forth in Section 2.2 above, sustained over the time periods set forth in the “Termination Trigger” column of the table in Section 2.2, the Customer may terminate this Agreement on thirty (30) days’ written notice. Upon any such termination:

(a) the Customer shall pay all amounts accrued and unpaid for the GoodVision Service rendered through the effective date of termination;

(b) the Customer shall be entitled to a pro rata refund of any prepaid fees attributable to the period after the effective date of termination, if any; and

(c) no further amounts shall be payable by either Party in respect of the GoodVision Service after the effective date of termination.

Termination under this Section 3.2 is in addition to, and not in limitation of, the Customer’s general termination rights under Section 9 of the Agreement.

3.3 No Service Credits as Contractual Entitlement

The Customer is not entitled to any service credit, refund, fee abatement, rebate, or other monetary remedy for any failure of the GoodVision Service to meet the Availability Target, the Service Degradation Standard, the support response times set forth in Section 2.4.2 of the Agreement, or any other service-level commitment under this Agreement, except (a) as expressly provided in Sections 3.1 and 3.2 above and (b) in cases of GoodVision’s gross negligence or willful misconduct, in which case only the remedies provided under Article 5 of the Agreement shall apply.

3.4 Discretionary Goodwill Concessions

Notwithstanding Section 3.3 above, GoodVision may, in its sole and absolute discretion, grant prospective service credits, fee discounts, or other concessions to the Customer as a goodwill gesture in connection with any service-level matter or other operational issue. Any such concessions:

(a) are voluntary on GoodVision’s part and do not constitute contractual entitlements of the Customer;

(b) do not constitute an admission of liability or breach by GoodVision;

(c) shall be applied prospectively to invoices for the GoodVision Service not yet performed, and shall not retroactively modify fees for the GoodVision Service already delivered; and

(d) do not constitute an adjustment of the transaction price for the GoodVision Service already provided.

3.5 Time Limit for Notice

Notices under Section 3.1 must be submitted no earlier than the fifth (5th) business day after the end of the Service Month to which they relate, and no later than sixty (60) calendar days after the end of such Service Month. Late notices shall not be considered.

4. Disclaimer of Liabilities

The Customer remedies set forth in Section 3 above shall not apply, and Service downtime or Service degradation shall not be deemed a failure of the GoodVision Service to meet the Availability Target or the Service Degradation Standard, in any of the following cases:

(a) scheduled maintenance with prior notice not less than seventy-two (72) hours in advance;

(b) failures or adjustments outside GoodVision’s reasonable control (other than the unavailability of, or commercial change of terms by, a single Subcontracted Provider, which is addressed by GoodVision’s substitution obligation under Annex 6 of the Agreement);

(c) security incidents caused by the Customer’s negligence;

(d) the Customer’s network or backend system issues;

(e) data loss due to the Customer’s failure to safeguard credentials, including the GoodVision API Keys;

(f) Customer-authorized actions or Customer negligence;

(g) the Customer’s failure to follow GoodVision’s published usage guidelines or acceptable-use policy;

(h) Force Majeure Events;

(i) other events similar in nature to the foregoing and beyond GoodVision’s reasonable control, provided that this subsection shall not relieve GoodVision of its substitution obligations under Annex 6 with respect to the unavailability of any Subcontracted Provider; and

(j) any circumstances in which GoodVision is expressly permitted to limit or exclude liability under applicable law, provided that such limitation or exclusion shall not supersede GoodVision’s obligations expressly set forth in this Agreement, including Annex 6. GoodVision does not guarantee any specific business, financial, or operational outcomes as a result of the GoodVision Service. Recommendations and guidance under Section 2.3 of the Agreement (Service Optimization Advisory) are provided on a commercially reasonable efforts basis only.

5. Support Response Times

Support response targets and severity classifications are set forth in Section 2.4.2 of the Agreement and are incorporated by reference into this Annex.

6. Substitution and Continuity

If a Subcontracted Provider becomes unavailable, GoodVision shall use commercially reasonable efforts to substitute alternative compute or model resources of equivalent or superior capability so as to maintain GoodVision Service availability and quality, at GoodVision’s cost. Substitution shall not give rise to any change in the Customer’s pricing or any reduction in GoodVision Service quality.

The substitution obligation in this Section is a fundamental component of GoodVision’s principal status under the Agreement and is not excused by Subcontracted Provider non-performance.

Goodvision Inc

Name:
Title:
Signature:
Date:

[Customer]

Name:
Title:
Signature:
Date:

ORDER FORM

PO #	[Number]

Customer	[Customer]

Customer Billing Address & Contact	[Address] [Contact]

Provider	Goodvision Inc

Address & Contact	[Address] [Contact]

Purchase Order Effective Date	This Agreement shall become effective [Date]

Governing Agreement	This Order Form is issued under, and is subject to, the Master Service Agreement dated [Date] between the parties (the “MSA”). The products and services purchased hereunder constitute the “GoodVision Service” as that term is defined in the MSA. Capitalized terms used but not defined in this Order Form have the meanings ascribed to them in the MSA. In the event of any conflict between this Order Form and the MSA, the MSA shall control, except with respect to commercial terms expressly set forth in this Order Form (including pricing, discount structure, payment terms, and Initial Credit).

Service Purchased	All the products available on http://ai.goodvision.tech

Price Schedule

1. List Pricing

Unless otherwise agreed in writing, the list pricing for the Services shall be based on current official pricing published on the Provider’s official website: http://ai.goodvision.tech

The published pricing above shall serve as the reference list price (“List Price”).

2. Customer Discount

Customer shall receive the following discount(s) from the applicable List Price:

	Service	Discount
	GV Reasoning Advanced	15% off List Price
	GV Reasoning Unified	13% off List Price
	GV Reasoning Standard	14% off List Price

3. Pricing Changes Any modification to the pricing, discount structure, or commercial terms set forth in this Pricing Schedule shall require a new or amended Order Form executed by both parties.

Settlement Currency	All fees under this Order shall be settled in United States Dollars (USD).

Bill Basis	The Provider will invoice the Customer monthly in arrears based on the customer usage data.

Payment Terms

Customer shall remit payment within fifteen (15) business days of the bill date.

Late Payments. Payments overdue by more than 7 days will incur a late fee of 1.5% per month (or the maximum rate permitted by law, if less) on the outstanding balance.

Service Suspension. If any payment is 14 or more days overdue, Provider may, upon at least 7 days’ written notice to Customer, suspend all Services until the account is brought current. Customer agrees not to hold Provider liable for any loss or damage caused by the suspension.

Initial Credit	Customer is granted an initial credit of USD [AMOUNT] (“Initial Credit”) upon execution of this Order. Once cumulative consumption exceeds the Initial Credit, Provider shall issue a bill for the outstanding amount, which shall become immediately due. Customer shall remit full payment within five (5) working days of the bill date to avoid late fees or service suspension as defined in the MSA.

Goodvision Inc

Name:
Title:
Signature:
Date:

[Customer]

Name:
Title:
Signature:
Date: